Exhibit 21.1

MALVERN BANCORP, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
Malvern Bank, National Association	United States

Malvern Insurance Associates, LLC (wholly-owned subsidiary of Malvern Bank, National Association)	Pennsylvania

Coastal Asset Management Co. (wholly-owned subsidiary of Malvern Bank, National Association)	Delaware

MFSB Mortgage Backed Security 2016-A Trust (95% owned by Coastal Asset Management Co., and 5% owned by Malvern Bank, National Association)	Delaware

MFSB Mortgage Backed Security 2017-A Trust (95% owned by Coastal Asset Management Co., and 5% owned by Malvern Bank, National Association)	Delaware